SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2005

Agere Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-16397	22-3746606
(Commission File Number)	(IRS Employer Identification No.)

1110 American Parkway NE	18109
Allentown, Pennsylvania	(Zip Code)
(Address of principal executive offices)

(610) 712-1000
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01. Other Events
SIGNATURES

Item 8.01.	Other Events.

        On September 30, 2005, our Board of Directors accelerated the vesting of all outstanding unvested stock options with an exercise price over $35.00 per share held by current employees. The members of Agere’s management executive committee, which includes our executive officers, have agreed to waive this acceleration and retain the original vesting schedule for their options. The unvested portions of the options that were accelerated covered a total of approximately 2.2 million shares of common stock which excludes shares covered by options held by members of our executive committee. The stock options that were vested have a weighted average exercise price of $35.55 per share. The reported last sale price of the Company's common stock on the New York Stock Exchange on September 30, 2005 was $10.41 per share.

        The decision to accelerate the vesting of these significantly out of the money stock options was made to avoid recognizing future compensation expense associated with these stock options as we will be required to adopt Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” beginning in the first quarter of fiscal 2006. This accelerated vesting will result in lower non-cash charges of approximately $42 million in fiscal 2006 through 2008, including approximately $5 million in the first quarter of fiscal 2006, ending December 31, 2005.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGERE SYSTEMS INC.

Date: October 6, 2005	By:	/s/ Peter Kelly
	Name:	Peter Kelly
	Title:	Executive Vice President and Chief Financial Officer